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                                                                 EXHIBIT 10.11

[NBC LETTERHEAD]

June 14, 1996

Mr. Rex Ishibashi
Wired Ventures, Inc.
520 Third Street, 4th Floor
San Francisco, California 94107

Dear Mr. Ishibashi:

         This Letter Agreement sets forth the terms and conditions of the agreement pursuant to which Wired Ventures, Inc. ("Wired") will provide MSNBC Cable Channel, L.L.C. ("MSNBC") and one or more of its affiliates with the series of television programs described in more detail herein. This Letter Agreement will be binding upon both parties as of the date set forth above and govern the relationship created hereby.

1. Overview: MSNBC is currently scheduled to launch a full-time news and information cable television programming service on July 15, 1996 ("MSNBC Cable"), which will be designed to complement a full-time news and information online computer service to be produced by an MSNBC Affiliate as defined below ("MSNBC Online"). Wired has agreed to provide a weekly half-hour contemporary discussion program which is consistent with the proposal presented by Wired to MSNBC on May 2, 1996 (a copy of which is attached hereto as Exhibit A) tentatively entitled "Netizen TV" (the "Program"). MSNBC desires to have Wired produce the Program at Wired's cost for initial airing on MSNBC Cable, all as described more fully herein.

2. Production:

         2.1 The parties agree that, on the terms and subject to the conditions of this Letter Agreement, Wired shall create and supply to MSNBC up to * episodes of the Program for initial television distribution on MSNBC Cable and potential additional television distribution by * (such affiliates, collectively, the "MSNBC Affiliates") throughout the world. MSNBC Affiliates shall not include broadcast stations affiliated with the NBC Television Network which are not owned in whole or in part, controlled, or managed by the National Broadcasting Company, Inc. or any of its subsidiaries.

         2.2 Wired shall deliver to MSNBC at the address set forth in Section 17, or such other address provided by MSNBC in accordance with Section 17, all production materials necessary for MSNBC to commence distribution of each episode of the Program. Such materials shall be in the form of videotape or any other physical storage source acceptable to MSNBC, or shall be sent via electronic transmission, and shall arrive at MSNBC no later than 8:00 P.M. eastern time on the day before the day on which MSNBC intends to air such episode of the Program. As part of such materials, Wired shall furnish to MSNBC an accurate musical cue


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sheet for each episode of the Program, setting forth the number, date and time of the episode, the titles of all musical compositions used in each episode, length of the pieces used, names of composers, lyricists, publishers, copyright owners, the performance society or societies with which the compositions are registered, the type of use and its context. Wired shall be responsible for securing all synchronization and, if necessary, master use licenses that may be required for distribution of the Program. Wired agrees that failure to deliver such materials for any episode of the Program in accordance with this Letter Agreement shall be deemed to be a material breach of this Letter Agreement by Wired.

         2.3 Wired shall be responsible for providing, at its sole expense, all of the production services required to create the Program; provided, however, that MSNBC agrees to use reasonable efforts to work with Wired to make the facilities and resources of MSNBC and of MSNBC Affiliates available to Wired for use in the production of the Program at the lowest rates commercially available. MSNBC also agrees to arrange for the license of the artwork, logos and non-restricted NBC News archival footage (the "MSNBC Material") to Wired for inclusion in the Program at the lowest rates commercially available. Finally, MSNBC agrees to appoint promptly after execution of this Letter Agreement one of its employees as a program liaison who will assist Wired in obtaining the resources of the MSNBC Affiliates as described above.

3. Broadcasting Obligations. *

4. Ownership and Use of the Program.

         4.1 Except as set forth in Sections 4.2, 4.4 and 4.5 below, the parties hereby agree that Wired shall own the Program, including but not limited to the individual interviews and stories that make up the Program (the "Program Materials"), and all right, title and interest therein and thereto, including, without limitation, all copyrights and extensions and renewals thereof under United States law, the Berne Convention, the Universal Copyright Convention and throughout the world in perpetuity, provided that Wired hereby grants to MSNBC
(i) a perpetual, worldwide, royalty-free, exclusive license, with a right of sublicense to MSNBC Affiliates, to reproduce, prepare derivative works, distribute and publicly display or perform the Program in the form, or in a form which is substantially similar to the form, in which such Program is delivered to MSNBC via, and in connection with, any method of transmission other than through the Internet, now or hereafter devised, which makes programs and other audio and/or visual recordings of any length, available for viewing in a linear predetermined presentation (e.g., broadcast television, cable television, pay-per-view, pay television, satellite television, closed circuit television or video-on-demand) and (ii) a perpetual, worldwide, royalty-free, non-exclusive license, with a right of sublicense to third parties, to reproduce, prepare derivative works, distribute and publicly display or perform excerpts and clips from Program and the Program Materials for the purposes described in Section 4.4(i)(c).

         4.2 MSNBC and the MSNBC Affiliates shall retain all of their rights and ownership interests in any of MSNBC's and the MSNBC Affiliates' logos, tradenames and/or trademarks which MSNBC may make available to Wired for use in the Program as designated by MSNBC

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in writing ("MSNBC Marks") and in any MSNBC Material which MSNBC or the MSNBC
Affiliates may make available for use in the Program as contemplated in Section
2.3. MSNBC hereby grants Wired a non-exclusive, non-transferable, royalty-free license during the Term to use the MSNBC Marks in the Program. Wired agrees that it shall not use the MSNBC Marks or MSNBC Materials in any manner except as provided herein and it shall not sublicense or authorize any other person or entity to use the MSNBC Marks, the MSNBC Materials or any footage containing the voice or image of any MSNBC or MSNBC Affiliate television personality, without the prior written consent of MSNBC.

         4.3 Wired shall retain all of its rights and ownership interests in Wired's logos, tradenames and/or trademarks, including Netizen TV(TM), which Wired uses in the Program ("Wired Marks") and in the graphics provided by Wired for use in the Program as well as the design and the "look and feel" of the Program (the "Wired Material"). Wired hereby grants MSNBC a non-exclusive, non-transferable, royalty-free license during the Term to use the Wired Marks and the Wired Material as presented in the Program only. MSNBC agrees that it shall not use the Wired Marks or Wired Material in any manner except as provided herein and it shall not sublicense or authorize any other person or entity to use the Wired Marks or Wired Material except as provided herein.

         4.4 Except for purposes of "Interactive Delivery" (as such term is described below in Section 4.5), MSNBC and Wired hereby agree that the parties' rights regarding distribution and use of the Program will be as follows: (i) MSNBC will have the right in perpetuity to air and/or distribute: (a) the Program on MSNBC Cable an unlimited number of times throughout the world, (b) the Program for air and/or distribution by the MSNBC Affiliates an unlimited number of times throughout the world and (c) *; (ii) Wired will have the right in perpetuity to air and/or distribute in any media now or hereinafter invented any material contained within the Program which is not MSNBC Material and does not contain MSNBC Marks; provided that *

         4.5 Use of the Program and any Program Materials for purposes of Interactive Delivery shall be permitted only as mutually agreed by the parties; provided, however, that Wired will be free to use the Program, Program Materials and Wired Material on its own "The Netizen" internet site *. In particular, the parties agree to negotiate with MSNBC Online in order to find a way to use such Program and Program Material on the MSNBC Online service or to access such material derived from such Program and Program Material from MSNBC Online *. "Interactive Delivery" shall mean the delivery of the Program or Program Materials for use by an end user to a monitor or viewing screen, whereby such delivery occurs by means of telephone lines, cable television systems, optical fiber connections, cellular phones, satellites, wireless broadcast or other means of transmission now known or hereafter devised, provided that the end user has the ability to selectively manipulate the presentation to effect substantive content changes during its uses. For purposes of clarity, it is understood that Interactive Delivery will not include transmission of any kind other than through the Internet, now or hereafter devised, which makes programs and other audio and/or visual recordings of any length, available for viewing in a linear predetermined presentation (e.g., broadcast television, cable television, pay-

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per-view, pay television, satellite television, closed circuit television or video-on-demand) with or without selective manipulation available to the viewer.

5. Advance and Fees:

         5.1 In consideration of Wired's provision of the Programs, MSNBC shall pay Wired: (i) a non-refundable advance payment of * to be used as an up-front payment for production of the Program, recoupable against the payments otherwise owed by MSNBC to Wired pursuant to the terms of the next subsection, to be payable upon execution of this Letter Agreement; and (ii), subject to the provisions of Section 8.3, a fee of * per each completed episode of the Program which Wired delivers to MSNBC, provided that MSNBC shall be under no obligation to Wired to pay for any episode of the Program which MSNBC decides in its sole discretion not to air due to Wired's failure to (i) deliver the episode on time,
(ii) meet MSNBC's standards of technical quality and program content for the television broadcast as set forth in Section 6.4, or (iii) failure to obtain proper music clearance for the episode. Wired shall invoice MSNBC for every episode of the Program properly delivered hereunder, and MSNBC shall pay such invoice no later than (30) days from the date that MSNBC receives it.

         5.2 Wired agrees that it shall be responsible for making all payments which may become due by reason of any distribution, exhibition, performance, display, transmission, simulcast or license of the Program as authorized herein (e.g. executory payments, or payments due under any applicable guild or union collective bargaining agreement).

         5.3 If the MSNBC Affiliates choose to air and/or distribute the Program, MSNBC and Wired shall equally share in any license revenues received by MSNBC arising therefrom; provided, however, that (i) MSNBC agrees that such license revenues shall be consistent with license revenues paid by such MSNBC Affiliates in connection with other NBC television products, (ii) MSNBC and Wired shall mutually agree upon the license fee for any use of a full episode of any Program by a MSNBC Affiliate within the United States pursuant to the terms of Section 4.4(i)(b) and (iii) any costs of production which are incurred by either MSNBC or Wired in preparing the Program for international distribution will be deducted off-the-top prior to the splitting of such license revenues and paid to the party providing the relevant production services.

6. Content, Editorial and Quality Control.

         6.1 Except as set forth in the other provisions of this Section 6, Wired shall be responsible for all elements of the Program and shall have editorial control thereof.

         6.2 *

         6.3 MSNBC shall have the right to consult with Wired regarding the content of the Program.



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         6.4 The Program shall comply with MSNBC's obligations and legal responsibilities and with the established broadcasting program content, business and advertising policies of MSNBC of which Wired has been or will be advised by MSNBC or the MSNBC Affiliates (including without limitation the NBC News Policy and Guidelines, and NBC Broadcast Standards and Practices), and with the Rules and Regulations of the Federal Communications Commission and any other governmental body having jurisdiction, and that failure to comply with any of the foregoing may render the Program unacceptable. MSNBC agrees to promptly inform Wired of any changes to these requirements which are within the control of MSNBC and the MSNBC Affiliates. Credits contained in the Program shall conform to NBC Code requirements and in no event shall such credits exceed thirty seconds (:30) in length.

         6.5 MSNBC shall have the right to record any Program hereunder on its own videotape and may make edits or alterations thereon solely in order to insert late-breaking news announcements or to conform to time segment requirements or to MSNBC policy, provided that such edits or alterations shall be made in a manner which accomplishes MSNBC's purposes but alters the content of the Program as little as possible.

         6.6 If the format for any episode of the Program delivered by Wired deviates from the general format agreed upon and Wired is unable to deliver a corrected Program in time for air date, MSNBC may edit the Program, and Wired will be billed for expenses incurred.

         6.7 If the tape for any episode of the Program delivered by Wired, when viewed for technical quality and accurate timings, is found to be unairable and it is necessary to request another Program tape, Wired shall be billed for expenses incurred by the additional viewing and timing of the replacement tape.

7. Promotion.

         7.1 Wired shall furnish MSNBC with trailers, glossy prints of still photos, synopses, casts, and other promotional material available for the proper promotion and exploitation of the Program, if available. Wired grants to MSNBC the right to use and license others to use the Wired Marks and the name and likeness of, and biographical material concerning, each star and featured performer in the Program, and fictitious persons and locales therein, for advertising, publicity and trade purposes. Except for promotions related to the Program itself, Wired agrees that it will not place promotional material of any kind within the Program itself, including, but not limited to, promotional material related to Wired's own products and services, without the prior written consent of MSNBC.

         7.2 MSNBC agrees that it shall promote and publicize the Program in a pattern and manner which is consistent with promotion of other weekly television programs on MSNBC Cable. Wired agrees to use its own publications and interactive resources in a pattern and matter which are reasonably designed to promote and publicize the Program to Wired's readers and users.

8. Term and Cancellation.

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         8.1 The term of this Letter Agreement will begin on the date first set forth above and will end November 30, 1996, unless earlier terminated.

         8.2 Either party will have the right to cancel this Letter Agreement at any time by giving written notice that the other party has breached a material term or condition of this Letter Agreement and the breaching party fails to cure such breach within fifteen (15) days from the date of the written notice.

         8.3 *

9. Renewal Rights; First Look Option.

         9.1 If MSNBC has so notified Wired by no later than * of its desire to purchase additional episodes of the Program ("Additional Episodes"), NBC and Wired shall enter into exclusive negotiations for the purchase by MSNBC of such Additional Episodes. If, after good faith negotiations, MSNBC and Wired are unable to reach a mutually acceptable agreement by *, Wired shall be free to contract with a third party, subject to the provisions of this Agreement and provided that for a period of * following the parties failure to reach an agreement, MSNBC shall have the right to match any offer made by a third party for such Additional Episodes.

         9.2 If, at any time during the initial term of this Agreement, Wired determines to create any new television programming (a "New Program"), Wired shall provide to MSNBC a *

10. Representations & Warranties:

         10.1 Each party represents and warrants to the other that: (a) it has the right, power and authority to enter into this Agreement; (b) this Agreement is a binding and valid obligation; and (c) there is no claim or cause of action that would prevent its performance hereunder.

         10.2 Wired represents and warrants to MSNBC that: (a) the materials contained in the Program, other than the MSNBC Materials and the MSNBC Marks:
(i) are fully owned and originally created by Wired, in the public domain or fully licensed for use by MSNBC, the MSNBC Affiliates and/or Wired in accordance with the terms of this Letter Agreement, (ii) will not contain any material which is libelous, slanderous, obscene or otherwise unprotected by the United States Constitution, (iii) will be free of any claims, liens or encumbrances,
(iv) will not subject MSNBC to liability for violation of any laws, rules or regulations, including, but not limited to, any labor or union rules or regulations, and (v) will not violate or infringe the copyright, trademark, tradename, patent, literary, intellectual, artistic or dramatic right, right of publicity or privacy or any other right of any entity or person, (b) Wired has paid or will pay all amounts due to third parties in connection with performance of its obligations hereunder, (c) the use of the Wired Marks will not violate or infringe the trademark, tradename or other right of anyone; and (d) the performing rights of all musical compositions contained in the Program (including any commercials for the Program) are (i) controlled by Broadcast Music, Inc.,

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America Society of Composers, Authors, and Publishers, or SESAC, Inc., (ii) in
the public domain; or (iii) controlled by Wired.

         10.3 MSNBC represents and warrants to Wired that the use of the MSNBC Marks and the MSNBC Material in the Program will not violate or infringe the copyright, trademark, tradename, patent, literary, intellectual, artistic or dramatic right, right of publicity or privacy or any other right of anyone.

11. Indemnity and Limitation of Liability:

         11.1 Wired shall indemnify and hold harmless MSNBC and the MSNBC Affiliates, parent and subsidiary companies, each Program sponsor and its advertising agency, and the respective officers, directors, agents and employees of each, from and against liability, actions, claims, demands, losses or damages (including reasonable attorney's fees and any punitive damages) caused by or arising out of (i) the broadcast or other authorized use by MSNBC of the Program and any or all of the material and performances contained therein, other than the MSNBC Marks or the MSNBC Material or (ii) breach by Wired of any of its representations and warranties contained herein. Such indemnity includes without limitation any claim involving allegedly wrongful use of ideas or material in the Program.

         11.2 MSNBC shall indemnify and hold harmless Wired from and against liability, actions, claims, demands, losses or damages (including reasonable attorney's fees and any punitive damages) caused by or arising out of MSNBC's violation of its representations and warranties contained herein. MSNBC's review and approval of any elements, material or Program furnished by Wired shall not constitute a waiver by MSNBC of the indemnity provided by Wired.

         11.3 The indemnitor may, and if any indemnitee requests in writing, the indemnitor shall assume the defense of any claim, demand or action and shall, upon request by the indemnitee, allow the indemnitee to cooperate in the defense. The indemnitee shall give prompt notice of any claim, demand or action covered by this indemnity. If the indemnitee settles any such claim, demand or action without the prior written consent of the indemnitor, the indemnitor shall be released from this indemnity in that instance.

12. Insurance: In addition to Wired's indemnity, Wired shall immediately obtain and maintain in full force and effect until the end of MSNBC's broadcasting rights to the Program a television producer's liability (errors and omissions) policy, issued by a reputable company approved by MSNBC and naming MSNBC as an additional insured, insuring Wired's obligations under this agreement for at least *. Said policy shall be primary and not excess of or contributory to any other insurance provided for the benefit of or by MSNBC. Wired shall furnish MSNBC with a certificate of insurance within ten (10) days after the execution of this Letter Agreement.

13. Waiver/Modification: No modification or amendment to, or waiver of, this Letter Agreement will be binding and valid unless it is in writing and executed by the party against

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whom enforcement is sought. No waiver of a breach of any provision of this
Letter Agreement or of any default hereunder shall be deemed a waiver of any other breach or default of this Letter Agreement.

14. Governing Law: This Letter Agreement will be governed by and construed in accordance with the internal laws of the State of New York. This Letter Agreement shall be subject to all applicable laws, rules and regulations of the government of the United States and the State of New York and any agency thereof.

15. Assignment: Neither party may assign any rights or delegate any obligations under this Letter Agreement without the prior written consent of the other party.

16. Relationship of the Parties: It is understood that this Letter Agreement does not create any partnership, joint venture or employment relationship between the parties, that both parties are acting as independent contractors with respect to each other, and that none of the employees of either party shall be deemed to be employees of the other party for any purpose. Each party shall pay and be solely responsible for all contributions, taxes and premiums payable under any and all applicable, laws, rules or regulations with respect to employees.

17. Notices: All notices required to be given hereunder shall be deemed to have been given (a) on the date of delivery when delivered in person, (b) on the date of transmission when sent by telecopier with return confirmation of receipt, or
(c) one business after deposit with a nationally recognized overnight courier service, to the following addresses and telecopier numbers, or such other addresses and telecopier numbers as the parties may designate in writing: If to
Wired: Wired Ventures, Inc., 520 Third Street, 4th Floor, San Francisco, California 94107, Attention: Rex Ishibashi, Telecopier No. (415) 222-6200 with a copy to Cooley Godward Castro Huddleson & Tatum, One Maritime Plaza, 20th Floor, San Francisco, California 94111, Attn: Kenneth L. Guernsey, Telecopier No.:
(415) 951-3699. If to MSNBC: MSNBC Cable Channel, L.L.C., 30 Rockefeller Plaza, 3rd Floor East, New York, NY 10112, Attn: David Corvo, with a copy to: National Broadcasting Company, Inc., Law Department, 30 Rockefeller Plaza, 10th Floor East, New York, NY 10112, Telecopier No.: (212) 664-2147.

18. Survival: Sections 4, 5.2, 5.3, 6, 10, 11, 12, 14 and 18 will survive the expiration or termination of this Letter Agreement.

19. Entire Agreement: This Letter Agreement constitutes the entire agreement between the parties hereto and supersedes all previous agreements, promises, proposals, representations, understandings and negotiations (whether written or oral) between the parties with respect to the subject matter hereof.

20. Force Majeure: Neither party will be liable to the other party for failure to perform its obligations hereunder because such performance is prevented by a "Force Majeure Event." A "Force Majeure Event" shall mean an act of God, war (whether declared or not), riot, embargo, act of governmental or military authority, strike, labor dispute, fire or other similar cause beyond the party's control. Notwithstanding the foregoing, a party failing to perform because

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of a Force Majeure Event shall immediately use its best efforts to mitigate the impact of any Force Majeure Event and commence performance.

21. Taxes. Wired shall be responsible for any and all taxes arising out of the production and delivery of the Program to MSNBC pursuant to the terms of this Letter Agreement and shall hold MSNBC harmless and protected from the assertion of any such taxes by any taxing jurisdiction.

         Please indicate acceptance of the foregoing terms and conditions by signing the enclosed copy of this letter and returning it to me as soon as possible.



                                                 Very truly yours

                                                 MSNBC Cable Channel, L.L.C.

                                                 By: /s/ Mark Harrington
                                                     ---------------------------

                                                         Name:  Mark Harrington

Accepted and agreed this
 18th  day of June, 1996

WIRED VENTURES INC.

By: /s/ Rex O. Ishibashi
    ------------------------
         Name:  Rex O. Ishibashi
         Title: Vice President - Corporate and Business Development



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